Exhibit 99.1

Monolithic System Technology, Inc. Announces Fourth Quarter and Fiscal Year 2005 Financial Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Feb. 15, 2006--Monolithic System Technology, Inc. (MoSys), (Nasdaq:MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory, today reported financial results for its fourth quarter and fiscal year ended December 31, 2005.

    Fourth Quarter Results

    Total net revenue in the fourth quarter was $2.4 million, as compared to $1.2 million in the fourth quarter of 2004 and $4.1 million in the third quarter of 2005. Total revenue for the quarter was in line with the Company's updated guidance of $2.3 million to $2.5 million, for which the forecast was adjusted due to the deferral of more than $1.0 million in revenue associated with fourth quarter licenses of the Company's new 1T-SRAM(R) CLASSIC Macros.
    Total revenue for the fourth quarter included licensing revenue of $1.3 million and royalty revenue of $1.1 million. This compares to licensing revenue of $118,000 and royalty revenue of $1.1 million in the fourth quarter of 2004 and licensing revenue of $3.2 million and royalty revenue of $897,000 in the prior quarter. During the quarter, we recorded licensing revenue from 15 different chip development projects, compared to 16 projects in the previous quarter. We recorded royalty revenue from 17 different licensees as compared to 15 licensees in the previous quarter. The increased number of royalty payers comes as additional licensees have moved from the development phase to the production phase.
    The gross margin percentage in the fourth quarter of 2005 was 90 percent, increasing from 55 percent in the fourth quarter of 2004 and 84 percent in the third quarter of 2005.
    Total operating expenses for the fourth quarter were $4.1 million, which included approximately $340,000 of legal expenses related to the UniRam litigation.
    Under generally accepted accounting principles (GAAP), the operating loss for the fourth quarter of 2005 was $1.9 million, as compared to an operating loss of $3.0 million in the same period in 2004 and an operating loss of $618,000 in the prior quarter. Fourth quarter net loss was $1.1 million, or ($0.04) per share, compared to a net loss of $2.4 million, or ($0.08) per share, in the same period last year and a net income of $50,000, or $0.00 per share, in the previous quarter.
    Our cash, cash equivalents and both long and short-term investments totaled approximately $86.0 million as of December 31, 2005. With respect to our balance sheet, we had positive net cash flow from operating activities of approximately $1.0 million in the fourth quarter of 2005 due to higher cash collection.

    Fiscal 2005 Results

    For fiscal year 2005, net revenue was $12.3 million compared to $10.8 million in fiscal 2004. Net loss in 2005 was $3.0 million, or ($0.10) per share, as compared to the net loss of $1.9 million, or ($0.06) per share, reported in 2004. Included in 2004 results was the termination fee associated with the aborted acquisition and subsequent litigation with Synopsys, net of expenses and income tax, of $4.6 million.
    "Although the revenue deferral impacted our actual results for the fourth quarter, we are pleased with the strength in overall bookings, the increase in new projects within the consumer multimedia and cellular handset market segments and the achievement of positive cash flow," commented Chet Silvestri, Chief Executive Officer of MoSys. "The majority of fourth quarter bookings were for our new family of CLASSIC Macros, which began initial shipments during the quarter."
    The Company's CLASSIC memory macros are silicon-proven, off-the-shelf, high-density solutions offering customers rapid memory block integration into their SoC designs. These macros are pre-configured and for targeted applications require minimal additional customization. They are targeted for high volume consumer products that require larger embedded memory to support device enhancements, such as higher resolution cameras and high quality audio and video capabilities.
    "The complexity of portable consumer devices continues to increase, which poses significant challenges for our customers in terms of density, speed, power consumption and performance," continued Silvestri. "As evidenced by the increased bookings experienced in the fourth quarter, our CLASSIC Macros offer superior embedded memory subsystems to address these challenges."
    "Additionally, we are very pleased to close 2005 with a year-over-year growth rate of 14 percent. 2005 was a year of rebuilding for MoSys in the areas of sales and marketing organization, new product development and target markets expansion. We continue to have strong relationships with our established customers, such as NEC and Fujitsu, and are pleased to have secured new major customers, such as LG Electronics and YAMAHA, in the consumer electronics market. As we further benefit from our enhanced sales and marketing efforts, we expect to deepen our penetration into the high volume, high growth consumer applications market in the U.S., Asia and Europe. Furthermore, we continue to make strategic investments in research and development in order to develop macros for additional memory types such as dual port memories, which will broaden our CLASSIC Macro family. We look forward to making announcements of additional achievements in the coming quarters," concluded Mr. Silvestri.

    Business Outlook

    Chet Silvestri, Chief Executive Officer will update the business outlook and give guidance for the first quarter of 2006 during their financial results conference call at 2:15 p.m. PT on Wednesday, February 15, 2006.

    Fourth Quarter 2005 Financial Results Webcast/ Conference Call

    MoSys management will host a conference call and web cast with investors today, February 15, at 2:15 p.m. Central time (5:15 p.m. Eastern time) to discuss the fourth quarter financial results and the business outlook going forward for the first quarter of 2006. Investors and other interested parties may access the call by dialing 866-202-4683 in the U.S. (617-213-8846 outside of the U.S.), and entering the passcode 18742101 at least 10 minutes prior to the start of the call. In addition, an audio web cast will be available through the MoSys Web site at www.mosys.com. A replay will be available for 48 hours following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), passcode 13341841.

    Forward-Looking Statements

    This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
    Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies and embedded memory designs, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

    1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

    About MoSys, Inc.

    Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 100 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.



                 MONOLITHIC  SYSTEM TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                             Three Months Ended    Twelve Months Ended
                                December 31,          December 31,
                               2005        2004       2005      2004
                            ---------- ----------- ---------- --------
                           (unaudited) (unaudited)
Net Revenue
  Product                          $-         $33        $10     $952
  Licensing                     1,339         118      7,725    4,544
  Royalty                       1,063       1,069      4,547    5,325
                            ---------- ----------- ---------- --------
     Total                      2,402       1,220     12,282   10,821
                            ---------- ----------- ---------- --------

Cost of Net Revenue
  Product                           -          25          -      655
  Licensing                       243         519      1,986    1,613
                            ---------- ----------- ---------- --------
     Total                        243         544      1,986    2,268
                            ---------- ----------- ---------- --------
Gross Profit                    2,159         676     10,296    8,553
                            ---------- ----------- ---------- --------

Operating Expenses
  Research and  development     1,557       1,728      5,839    8,096
  Selling, general and
   administrative               2,519       1,355      9,922   13,331
  Restructuring expenses            5         585        119      585
                            ---------- ----------- ---------- --------
    Total operating expenses    4,081       3,668     15,880   22,012
                            ---------- ----------- ---------- --------

  Loss from operations         (1,922)     (2,992)    (5,584) (13,459)
  Interest and other income       794         550      2,591   11,578
                            ---------- ----------- ---------- --------

  Loss before income taxes     (1,128)     (2,442)    (2,993)  (1,881)
  Income tax benefit
   (provision)                     44          31         11      (26)
                            ---------- ----------- ---------- --------

Net Loss                      $(1,084)    $(2,411)   $(2,982) $(1,907)
                            ========== =========== ========== ========

Net loss per share
  Basic                        ($0.04)     ($0.08)    ($0.10)  ($0.06)
                            ========== =========== ========== ========
  Diluted                      ($0.04)     ($0.08)    ($0.10)  ($0.06)
                            ========== =========== ========== ========

Shares used in computing
 net loss per share
         Basic                 30,698      30,296     30,534   30,750
         Diluted               30,698      30,296     30,534   30,750


                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                            December 31, December 31,
                                               2005         2004
                                            ------------ ------------

Assets
Current Assets
  Cash, cash equivalents and short-term
   investments                                  $68,650      $62,349
  Accounts receivable - net                         638        1,996
  Unbilled contract receivable                      368           57
  Prepaid expenses and other assets               2,632        2,939
                                            ------------ ------------
      Total Current Assets                       72,288       67,341

  Long-term investments                          17,339       24,562
  Property and equipment - net                    1,121          685
  Goodwill                                       12,326       12,326
  Other Assets                                      563          539
                                            ------------ ------------
      Total Assets                             $103,637     $105,453
                                            ============ ============


Liabilities and Stockholders' Equity:
Current Liabilities:
  Accounts payable                                 $236         $120
  Accrued expenses and other liabilities          2,564        3,314
  Deferred revenue                                1,309        1,372
                                            ------------ ------------
  Total Current Liabilities                       4,109        4,806

   Long-term portion of restructuring
    liability                                       196          239

  Common stock, additional paid-in capital
   and others                                   100,166       98,260
  Retained earnings (Accumulated deficit)          (834)       2,148
                                            ------------ ------------
Total Stockholders' Equity                       99,332      100,408
                                            ------------ ------------

  Total Liabilities and Stockholders' Equity   $103,637     $105,453
                                            ============ ============

    CONTACT: MoSys, Sunnyvale
             Chet Silvestri, 408-731-1811
             chet@mosys.com
             or
             Shelton Investor Relations
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com